                                                               EXHIBIT (a)(1)(A)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          SILVERSTREAM SOFTWARE, INC.
                                       AT
                              $9.00 NET PER SHARE
                                       BY
                              DELAWARE PLANET INC.
                          A WHOLLY-OWNED SUBSIDIARY OF

                                  NOVELL, INC.

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 17, 2002, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 9, 2002 (THE "MERGER AGREEMENT"), AMONG SILVERSTREAM SOFTWARE, INC. (THE "COMPANY"), NOVELL, INC. ("NOVELL") AND DELAWARE PLANET INC. ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY, AT A MEETING DULY CALLED AND HELD ON JUNE 9, 2002, HAS UNANIMOUSLY (I) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER TO PURCHASE FOR CASH (THE "OFFER") ALL OUTSTANDING SHARES OF COMMON STOCK (THE "SHARES") OF THE COMPANY AND THE MERGER, EACH AS DESCRIBED HEREIN, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, (II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE MERGER AND NOVELL'S ACQUISITION OF SHARES PURSUANT TO THE STOCKHOLDER'S AGREEMENTS AMONG NOVELL, PURCHASER AND CERTAIN STOCKHOLDERS OF THE COMPANY, IN ACCORDANCE WITH THE DELAWARE GENERAL CORPORATION LAW, AND (III) RECOMMENDED TO ITS STOCKHOLDERS THAT THEY ACCEPT THE OFFER, TENDER THEIR SHARES IN THE OFFER AND ADOPT THE MERGER AGREEMENT.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER, PRIOR TO THE EXPIRATION OF THE OFFER AND NOT WITHDRAWN, A NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY NOVELL AND/OR PURCHASER OR ANY OTHER SUBSIDIARY OF NOVELL, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS, AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER -- CONDITIONS TO THE OFFER."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                      The Dealer Manager for the Offer is:
                              SALOMON SMITH BARNEY

June 18, 2002

                                   IMPORTANT

     If you wish to tender all or any part of your Shares, prior to the expiration date of the Offer, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, and any other required documents to the depositary for the Offer and either deliver the certificates for such Shares to the depositary for the Offer along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in "The Offer -- Procedure for Tendering Shares" of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

     If you desire to tender your Shares and your certificates for such Shares are not immediately available, or you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, you may tender your Shares by following the procedures for guaranteed delivery set forth in "The Offer -- Procedure for Tendering Shares."

     A summary of the principal terms of the Offer appears on pages 1-5 of this Offer to Purchase.

     If you have questions about the Offer, you may call Innisfree M&A Incorporated, the information agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from Innisfree M&A Incorporated, or your broker, dealer, commercial bank, trust company or other nominee.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
SUMMARY TERM SHEET...............................................    1
INTRODUCTION.....................................................    6
THE OFFER........................................................    8
 1.  Terms of the Offer; Expiration Date.........................    8
 2.  Extension of Tender Period; Termination; Amendment..........    8
 3.  Acceptance for Payment and Payment..........................   10
 4.  Procedure for Tendering Shares..............................   10
 5.  Withdrawal Rights...........................................   13
 6.  Certain United States Federal Income Tax Considerations.....   13
 7.  Price Range of Shares; Dividends............................   15
 8.  Certain Information Concerning the Company..................   15
 9.  Certain Information Concerning Purchaser and Novell.........   15
10.  Source and Amount of Funds..................................   16
11.  Background of the Offer.....................................   17
12.  The Merger Agreement; Other Arrangements....................   18
13.  Purpose and Structure of the Offer; Plans for the Company;
     Appraisal Rights............................................   34
14.  Effect of the Offer on the Market for the Shares; Nasdaq
     Listing; Registration under the Exchange Act................   36
15.  Dividends and Distributions.................................   37
16.  Conditions to the Offer.....................................   37
17.  Certain Legal Matters; Regulatory Approvals.................   39
18.  Fees and Expenses...........................................   41
19.  Miscellaneous...............................................   41
SCHEDULE I -- DIRECTORS AND EXECUTIVE OFFICERS OF NOVELL, INC.
  AND PURCHASER..................................................  S-1
SCHEDULE II -- SECTION 262 OF THE DELAWARE GENERAL CORPORATION
  LAW -- RIGHTS OF APPRAISAL.....................................  S-8

                               SUMMARY TERM SHEET

     Novell, Inc. ("Novell"), through its wholly-owned subsidiary, Delaware Planet Inc. ("Purchaser"), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of SilverStream Software, Inc. (the "Company") for $9.00 per Share, net to the seller in cash, without interest, in connection with the Agreement and Plan of Merger, dated as of June 9, 2002 (the "Merger Agreement") among Novell, Purchaser and the Company. The following are some of the questions you, as a stockholder of the Company, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete, and additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SHARES? WHY?

     Our name is Novell, Inc. We are a Delaware corporation and are making the Offer through our wholly-owned subsidiary, Delaware Planet Inc., a Delaware corporation, which was formed for the purpose of making a tender offer for the Shares. The tender offer is the first step in our plan to acquire all of the outstanding Shares.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of the issued and outstanding Shares. See the "Introduction" to this Offer to Purchase and "The Offer -- Terms of the Offer; Expiration Date."

HOW MUCH IS NOVELL OFFERING TO PAY FOR MY SHARES, AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $9.00 per Share, net to you, in cash, without interest. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     We are making the Offer pursuant to the Merger Agreement, which has been approved by the Company's Board of Directors. The Company's Board of Directors at a meeting duly called and held has:

     - unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders;

     - unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and Novell's acquisition of Shares pursuant to the Stockholder's Agreements, in accordance with the Delaware General Corporation Law ("DGCL");

     - unanimously resolved to recommend to the Company's stockholders that they accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement; and

     - taken all action necessary to render the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger Agreement, the Stockholder's Agreements and the transactions contemplated by the Merger Agreement and the Stockholder's Agreements.

See the "Introduction" to this Offer to Purchase.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES IN THE OFFER?

     Yes. All members of the Company's Board of Directors and some of their respective affiliates and certain executive officers of the Company have agreed to tender Shares owned by them pursuant to the Offer. Each entered into a Stockholder's Agreement with Novell pursuant to which they agreed to tender and sell certain Shares owned by them to us in accordance with the terms of the Offer. The Stockholder's Agreements entered into by Novell with these individuals relate to an aggregate of 4,611,413 shares, or approximately 20% of the Company's Shares outstanding as of June 9, 2002 (or approximately 16% of the Company's Shares on a fully-diluted basis). See "The Offer -- The Merger Agreement; Other Arrangements."

DOES NOVELL HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes. We will need approximately $220 million to purchase all Shares pursuant to the Offer and to pay related fees and expenses. Since we currently have sufficient cash and working capital available to buy all of the Shares outstanding and pay related fees and expenses, the Offer is not subject to any financing condition.

IS NOVELL'S FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Since we have sufficient cash and working capital to purchase the Shares and pay all fees relating to the Offer, the Offer is not subject to any financing condition. Therefore, we believe our financial condition is not material to your decision whether to tender in the Offer.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The most significant conditions to the Offer are the following:

     - there being validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Novell and/or Purchaser or any other subsidiary of Novell, represents at least a majority of the Shares outstanding on a fully-diluted basis (the "Minimum Condition"); and

     - the expiration or termination of any and all waiting periods under applicable antitrust laws.

     We can waive some of the conditions to the Offer without the Company's consent in our reasonable discretion; however, we cannot waive the Minimum Condition without the Company's consent. For a complete list of the conditions to the Offer, see "The Offer -- Conditions to the Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You have until 9:00 a.m., New York City time, on Wednesday, July 17, 2002 (the "Expiration Date"), to decide whether to tender your Shares in the Offer. Further, if you cannot deliver everything required to make a valid tender to Mellon Investor Services LLC, the depositary for the Offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "The Offer -- Procedure for Tendering Shares."

CAN THE OFFER BE EXTENDED AND, IF SO, UNDER WHAT CIRCUMSTANCES?

     We may extend the period of time for which the Offer is open pursuant to, and in accordance with, the terms of the Merger Agreement or as may be required by applicable law. We may extend the Expiration Date if any of the conditions specified in "The Offer -- Conditions to the Offer" are not satisfied at the scheduled Expiration Date. In addition, if the Offer has not been consummated at the Expiration Date due to the failure to satisfy the condition to the Offer relating to the expiration of any waiting periods under applicable antitrust laws, we will, at the request of the Company, extend the Expiration Date for one or more periods (not in excess of ten business days each) but in no event later than December 31, 2002.

     We may also elect to provide a "subsequent offering period" for the Offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender their Shares and receive payment for Shares validly tendered. If we decide to provide a subsequent offering period, we will make a public announcement of our decision not later than 9:00 a.m., New York City time, on the business day after the Expiration Date. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer -- Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we decide to extend the Offer, we will inform Mellon Investor Services LLC, the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

WHAT WILL HAPPEN TO MY OPTIONS IN THE OFFER?

     We are not offering to purchase any options of the Company in the Offer. If you wish to tender option shares in the Offer, you must exercise those options and comply with the tender procedures described herein. In connection with the merger of Purchaser with and into the Company (the "Merger"), we have agreed to assume each outstanding option to purchase Shares under any plan, agreement or arrangement pursuant to which options to purchase Shares or other equity interests of the Company have been granted. See "The Offer -- The Merger Agreement; Other Arrangements."

HOW DO I TENDER MY SHARES?

     To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to Mellon Investor Services LLC, the depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration date of the Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or another eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days after the expiration of the Offer. The depositary must receive the missing items within that three trading-day period for the tender to be valid. See "The Offer -- Procedures for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

     You can withdraw tendered Shares at any time until the Offer has expired. If we decide to provide a subsequent offering period, we will accept Shares tendered during that period immediately and thus you will not be able to withdraw Shares tendered in the Offer during any subsequent offering period. See "The Offer -- Withdrawal Rights."

HOW DO I WITHDRAW TENDERED SHARES?

     To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to Mellon Investor Services LLC, the depositary for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions through a broker or nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "The
Offer -- Withdrawal Rights."

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

     Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the Expiration Date. We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with Mellon Investor Services LLC, the depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Mellon Investor Services LLC of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in "The
Offer -- Procedure for Tendering Shares"), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares.

WILL THE OFFER BE FOLLOWED BY A MERGER?

     Yes, unless the conditions to the Merger are not satisfied and not waived. If we accept for payment and pay for at least such number of Shares that satisfies the Minimum Condition and the other conditions are satisfied or waived, Purchaser will merge with and into the Company. If the Merger takes place, Novell will own all of the Shares of the Company and all remaining stockholders of the Company, other than the Company's dissenting stockholders who properly exercise appraisal rights, will receive $9.00 per share in cash. See the "Introduction" to this Offer to Purchase. See also "The Offer -- The Merger Agreement; Other Arrangements" for a description of the conditions to the Merger.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY AFTER THE OFFER?

     Yes; however, if and when the Merger takes place, the Shares will no longer be publicly traded. In addition, it is possible that, following the Expiration Date but prior to the consummation of the Merger, there may be so few remaining stockholders and publicly held Shares that:

     - the Shares will no longer be eligible to be traded on the Nasdaq National Market or any securities exchange;

     - there may not be an active public trading market, or, possibly, any public trading market, for the Shares; and

     - the Company may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.

See "The Offer -- Effect of the Offer on the Market for the Shares; Nasdaq Listing; Registration under the Exchange Act."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the Merger takes place, stockholders not tendering in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to any appraisal rights properly exercised under the DGCL. Therefore, if the Merger takes place and you do not exercise appraisal rights, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. However, if the Merger does not take place and the Offer is consummated, the number of stockholders and Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market, or, possibly, any public trading market, for the Shares, which may affect prices at which Shares trade. Also, as described above, the Company may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.

ARE APPRAISAL RIGHTS AVAILABLE IN CONNECTION WITH EITHER THE OFFER OR THE
MERGER?

     Appraisal rights are not available in connection with the Offer. If the Merger is consummated, holders of Shares at the effective time of the Merger who do not vote in favor of the Merger will have the right under Section 262 of the DGCL to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. The value so determined could be more or less than or equal to the price per Share to be paid in the Merger. See "The Offer -- Purpose and Structure of the Offer; Plans for the Company; Appraisal Rights" for a more detailed discussion and Schedule II to this Offer to Purchase for the complete text of Section 262 of the DGCL.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 7, 2002, the last full trading day before we announced the execution of the Merger Agreement, the closing price of a Share on the Nasdaq National Market was $5.14. On June 17, 2002, the last full trading day before the date of this Offer to Purchase, the closing price of a Share on the Nasdaq National Market was $8.91. We recommend that you obtain a recent quotation for Shares before deciding whether to tender your Shares.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY
SHARES?

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares tendered in the Offer or exchanged for cash in the Merger. If the Shares tendered or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year. See "The Offer -- Certain United States Federal Income Tax Considerations."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call Innisfree M&A Incorporated, the information agent for the Offer, at (877) 456-3427 (toll free). See the back cover of this Offer to Purchase.

To the Holders of Common Stock of SilverStream Software, Inc.:

                                  INTRODUCTION

     We are Novell, Inc., a Delaware corporation ("Novell"). Through our wholly-owned subsidiary Delaware Planet Inc., a Delaware corporation ("Purchaser"), we hereby offer to purchase all of the issued and outstanding common stock, par value $0.001 per share (the "Shares"), of SilverStream Software, Inc., a Delaware corporation (the "Company"), at the price of $9.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer").

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 9, 2002 (the "Merger Agreement"), among the Company, Novell and Purchaser. The Merger Agreement provides that, as soon as practicable following consummation of the Offer and satisfaction of the conditions to the Merger, Purchaser will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation") and as a wholly-owned subsidiary of Novell. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Novell, the Company or any of their respective wholly-owned subsidiaries, all of which will be canceled, and Shares held by the Company's stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the "DGCL")), will be converted into the right to receive $9.00 per Share in cash or any higher per Share price paid in the Offer, net without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "The
Offer -- The Merger Agreement; Other Arrangements."

     If you tender your Shares to Purchaser in the Offer, you will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. We will pay all charges and expenses of Salomon Smith Barney Inc. (the "Dealer Manager"), Mellon Investor Services LLC (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer. See "The
Offer -- Fees and Expenses."

     THE BOARD OF DIRECTORS OF THE COMPANY, AT A MEETING DULY CALLED AND HELD ON JUNE 9, 2002, HAS UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, THE MERGER AND NOVELL'S ACQUISITION OF SHARES PURSUANT TO THE STOCKHOLDER'S AGREEMENTS (AS DEFINED BELOW), IN ACCORDANCE WITH THE DGCL, AND (3) RECOMMENDED TO THE COMPANY'S STOCKHOLDERS THAT THEY ACCEPT THE OFFER, TENDER THEIR SHARES IN THE OFFER AND ADOPT THE MERGER AGREEMENT.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER, PRIOR TO THE EXPIRATION DATE AND NOT WITHDRAWN, A NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY NOVELL AND/OR PURCHASER OR ANY OTHER SUBSIDIARY OF NOVELL, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION"), AND (2) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE "THE OFFER -- CONDITIONS TO THE OFFER."

     The Company has advised us that as of June 9, 2002, there were issued and outstanding 22,708,605 Shares and stock options to purchase 5,661,109 Shares (of which options to purchase 1,808,791 Shares were exercisable, approximately half of which had exercise prices of $9.00 per Share or less), and approximately 220,000 shares authorized for issuance pursuant to the Company's Employee Stock Purchase Plan. Immediately prior to the commencement of the Offer, Novell and its subsidiaries beneficially owned no Shares, except for 4,611,413 Shares (representing approximately 20% of the outstanding Shares or approximately 16% of the Shares on a fully-diluted basis) deemed to be beneficially owned by virtue of the Stockholder's Agreements (as defined below). Accordingly, we believe that the Minimum Condition would be satisfied if 14,294,858 Shares, including those subject to the Stockholder's Agreements, are validly tendered and not withdrawn prior to the expiration of the Offer.

     In order to induce us to enter into the Merger Agreement, 11 stockholders of the Company (the "Support Stockholders") consisting of all of the Company's directors, certain of their respective affiliates and certain of the Company's executive officers owning in the aggregate approximately 20% of the issued and outstanding Shares (or approximately 16% of the Shares on a fully-diluted basis), have each entered into a Stockholder's Agreement dated as of June 9, 2002 (each, a "Stockholder's Agreement") with Novell and Purchaser pursuant to which the Support Stockholders have, subject to certain limitations, (i) agreed to tender and sell 4,611,413 Shares (the "Subject Shares") to Novell pursuant to the Offer, (ii) agreed not to withdraw any Subject Shares tendered in the Offer,
(iii) agreed to vote such Subject Shares in favor of the Merger and the Merger Agreement and against any acquisition proposal other than the Merger, (iv) granted to Novell an option to purchase the Subject Shares under certain conditions and (v) granted to Novell, Purchaser and their nominees an irrevocable proxy to vote such Subject Shares in favor of the transactions contemplated by the Merger Agreement. For a discussion of the Stockholder's Agreements, see "The Offer -- The Merger Agreement; Other Arrangements -- The Stockholder's Agreements."

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied and we acquire Shares pursuant to the Offer, we would have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company. The Company has also agreed, if required, to cause a meeting of its stockholders to be held as soon as reasonably practicable following consummation of the Offer for the purpose of considering and taking action upon the adoption of the Merger Agreement. We have agreed to vote all Shares that we acquire in the Offer in favor of adoption of the Merger Agreement. See "The Offer -- The Merger Agreement; Other Arrangements."

     After expiration or termination of the Offer, we may seek to acquire additional Shares, through open market purchases, block trades, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price offered or paid per Share pursuant to the Offer and could be for cash or other consideration.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

     On the terms and subject to the conditions set forth in this Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares that are validly tendered prior to the Expiration Date and not properly withdrawn.

     "Expiration Date" means 9:00 a.m., New York City time, on Wednesday, July 17, 2002, unless we extend the period of time for which the Offer is open, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

     The Offer is conditioned upon, among other things, (1) the Minimum Condition having been satisfied and (2) the expiration or termination of any and all waiting periods under applicable antitrust laws. The Offer is also subject to other conditions as described in "The Offer -- Conditions to the Offer." If any such condition is not satisfied, we may: (a) terminate the Offer and return all tendered Shares; (b) extend the Offer and, subject to certain conditions and to your withdrawal rights as set forth in "The Offer -- Withdrawal Rights," retain all Shares until the expiration date of the Offer as so extended; or (c) subject to the terms and conditions of the Merger Agreement, including the requirement that we obtain the Company's consent to waive the Minimum Condition, and to any requirement to extend the period of time during which the Offer must remain open, waive such condition and purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of our right to extend, amend, delay or terminate the Offer, see "The Offer -- Extension of Tender Period; Termination; Amendment," "The Offer -- Conditions to the Offer" and "The
Offer -- The Merger Agreement; Other Arrangements."

     On the date of this Offer to Purchase, we do not beneficially own any Shares, except for 4,611,413 Shares (representing approximately 20% of the outstanding Shares or approximately 16% of the Shares on a fully-diluted basis) deemed to be beneficially owned by virtue of the Stockholder's Agreements. For a discussion of the Stockholder's Agreements, see "The Offer -- The Merger Agreement; Other Arrangements -- The Stockholder's Agreements." The Company has advised us that as of June 9, 2002, 28,589,714 Shares were issued and outstanding on a fully-diluted basis. For purposes of the Minimum Condition, the calculation of Shares issued and outstanding on a "fully-diluted basis" assumes that all outstanding stock options, warrants and other rights are presently exercisable in full.

     Under Rule 14d-11 of the Exchange Act, we may, subject to certain conditions, provide a subsequent offering period from three to 20 business days in length following the expiration of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already will have been completed.

     We reserve the right to include a subsequent offering period in the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. We will pay the same consideration to all stockholders tendering Shares in the Offer or in a subsequent offering period, if we include one.

2. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

     We reserve the right to extend the Expiration Date, in our reasonable discretion, if at the scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived. In addition, if the Offer has not been consummated at the Expiration Date due to the failure to satisfy the condition to the Offer relating to the expiration or termination of any waiting periods under applicable antitrust laws, we will, at the request of the Company, extend the Expiration Date for one or more periods (not in excess of ten business days each) but in no event later than December 31, 2002. We also have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the SEC Staff applicable to the Offer or any period required by applicable law. Except as described in the next paragraph, we expressly reserve the right in our reasonable discretion to waive any of the conditions to the Offer, to make any change in the terms of our conditions to the Offer and to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act.

     We will not, however, without the prior written consent of the Company, (i) decrease the price per Share to be paid in the Offer, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) waive the Minimum Condition, (v) impose additional conditions to the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of Shares.

     If we increase or decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of ten business days from, and including, the date of such notice. If we make a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition, such as the Minimum Condition, is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price or percentage of Shares sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, in the case of an extension of the Offer to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to the Dow Jones News Service.

     If we extend the time during which the Offer is open, or if we are delayed in our acceptance for payment of, or payment for, Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under "The Offer -- Withdrawal Rights." Our ability to delay the payment for Shares that we have accepted for payment is limited by
(i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the bidder's offer and (ii) the terms of the Merger Agreement, which require that Purchaser pay for Shares that are tendered pursuant to the Offer as soon as practicable after the Expiration Date provided that all conditions to the Offer have been satisfied or properly waived.

     The Company has provided us with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

3. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as we are permitted to do so under applicable law, subject to the satisfaction or waiver of the conditions set forth in "The
Offer -- Conditions to the Offer." In addition, we reserve the right, subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption "The Offer -- Certain Legal Matters; Regulatory Approvals." For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The
Offer -- Extension of Tender Period; Termination; Amendment."

     For purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer -- Procedure for Tendering Shares")), a properly completed and duly executed Letter of Transmittal (or an Agent's Message in connection with a book-entry transfer of Shares) and any other required documents. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer -- Procedure for Tendering Shares."

     Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

     Subject to the terms and conditions of the Merger Agreement, we reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment. If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility as defined below), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

4. PROCEDURE FOR TENDERING SHARES.

     Except for Shares tendered by book-entry transfer, to tender Shares, either
(1) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (B) certificates for the Shares to be tendered by the Expiration Date, or (2) the guaranteed delivery procedure described below must be complied with.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in either case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Share Certificates and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

     - such tender is made by or through an Eligible Institution;

     - a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

     - the Share Certificates (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Back-up Withholding. Under the United States federal income tax laws, the Depositary may be required to withhold a portion of the amount of any payments made to certain stockholders pursuant to the Offer or the Merger. In order to avoid such back-up withholding, you must provide the Depositary with your correct taxpayer identification number ("TIN") and certify that you are not subject to such back-up withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to back-up withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to back-up withholding. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid back-up withholding. If you are a non-resident alien or foreign entity not subject to back-up withholding, you must give the Depositary a properly completed, appropriate version of Form W-8 Certificate of Foreign Status or successor form in order to avoid backup withholding with respect to payments made to you.

     Grant of Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message), you irrevocably appoint our designees as your attorneys and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such attorneys and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

     The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (1) you own the Shares being tendered and (2) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

     Validity. We will determine, in our reasonable discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. Our interpretation of the terms and conditions of the Offer will be final and binding. None of Novell, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. WITHDRAWAL RIGHTS.

     You may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 16, 2002 unless such Shares are accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason, or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "The Offer -- Procedure for Tendering Shares" at any time on or prior to the Expiration Date.

     We will determine, in our reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Novell, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

     If we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during that subsequent offering period or to Shares tendered in the Offer and accepted for payment.

6. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

     The following summary of certain United States federal income tax consequences of the Offer and the Merger to United States Holders (as defined below) is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect. This summary assumes that Shares are held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders in light of their individual circumstances, or to other types of stockholders who may be subject to special rules (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, persons that have a functional currency other than the United States dollar, persons who have a principal place of business or "tax home" outside the United States, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation). This summary also does not address any state, local or foreign tax consequences of the Offer or the Merger.

WE URGE EACH HOLDER OF SHARES TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL INCOME OR OTHER TAX CONSEQUENCES OF THE OFFER OR THE MERGER TO SUCH HOLDER.

     A "United States Holder" is a holder of Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States;
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes. A "Non-United States Holder" is a holder of Shares other than a United States Holder.

     The receipt of cash in exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a maximum rate of 20%. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. The deductability of capital losses is subject to certain limitations.

     If the Merger is consummated, a United States Holder who exercises appraisal rights and receives cash in exchange for its Shares will generally recognize capital gain or loss equal to the difference between the cash received and the holder's adjusted tax basis in the Shares exchanged therefor.

     THE FOREGOING DOES NOT PURPORT TO BE AN ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO PARTICIPATION IN THE OFFER OR THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF TENDERING INTO THE OFFER OR EXCHANGING SHARES PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

7. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded on the Nasdaq National Market under the symbol "SSSW." The following table sets forth for the calendar quarters indicated the high and low sales prices per Share on the Nasdaq National Market based on published financial sources.

                                                               HIGH       LOW
                                                              -------    ------
Fiscal Year 2000
     Quarter ended March 31, 2000...........................  $132.00    $55.25
     Quarter ended June 30, 2000............................    71.06     23.00
     Quarter ended September 30, 2000.......................    60.00     22.38
     Quarter ended December 31, 2000........................    32.13     14.00
Fiscal Year 2001
     Quarter ended March 31, 2001...........................  $ 20.25    $ 9.00
     Quarter ended June 30, 2001............................    10.36      5.81
     Quarter ended September 30, 2001.......................     7.55      3.15
     Quarter ended December 31, 2001........................     7.28      3.15
Fiscal Year 2002
     Quarter ended March 31, 2002...........................  $  7.00    $ 4.65
     Quarter ending June 30, 2002 (through June 17, 2002)...     8.93      4.50

     On June 7, 2002, the last full trading day before we announced the execution of the Merger Agreement, the closing price of a Share on the Nasdaq National Market was $5.14. On June 17, 2002, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on the Nasdaq National Market was $8.91. We urge you to obtain current market quotations for the Shares. The Company has never declared or paid cash dividends on its stock.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The Company is a Delaware corporation, with principal executive offices at Two Federal Street, Billerica, Massachusetts 01821. The telephone number of the Company's executive offices is (978) 262-3000. The Company provides software products and services that enable organizations to more effectively conduct business using the web.

     Available Information. The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the SEC's public reference facilities at Room 1024 -- Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained at prescribed rates by writing to the SEC's Public Reference Section at the address set forth above, by calling (800) SEC-0330 or by accessing the SEC's Web site at http://www.sec.gov.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND NOVELL.

     Purchaser. Purchaser is a Delaware corporation incorporated on June 6, 2002, with principal executive offices at 1800 South Novell Place, Provo, Utah 84606. The telephone number of Purchaser's principal executive offices is (801) 861-7000. To date, Purchaser has engaged in no activities other than those incident to Purchaser's formation, the commencement of the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Novell.

     Novell. Novell is a Delaware corporation with principal executive offices at 1800 South Novell Place, Provo, Utah 84606. The telephone number of Novell's executive offices is (801) 861-7000. Novell provides eBusiness solutions and Net services software designed to secure and power the networked world -- the Internet, intranets, and extranets; wired to wireless; corporate and public -- across leading operating systems. Novell and its services division, Cambridge Technology Partners, help organizations solve complex business challenges, simplify their systems and processes, and capture new opportunities with one Net solutions. Novell provides worldwide channel, consulting, education and developer programs to support its offerings. With both software and services offerings, Novell can determine how Net services can be used by an organization and the requirements of Net services to ensure proper security and access, which can then be turned into an e-business solutions approach to help the customer deliver the right information, to the right individual, at the right time, and on the right device. Novell's network solutions provide essential network management, messaging and groupware capabilities integrated through Novell's directory services. Networks are inherently a varied mix of infrastructure, computer systems, applications and other devices. Novell software provides the framework and applications for managing, maintaining and accessing the information and services of these networks.

     The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Novell and Purchaser and certain other information are set forth on Schedule I to this Offer to Purchase. Except as set forth in this Offer to Purchase, during the past two years, none of Novell or Purchaser, nor, to our best knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, none of Novell, Purchaser, any of their executive officers, directors or affiliates, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any securities of the Company or has effected any transactions in the securities of the Company during the past 60 days. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our best knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as described in Schedule I, none of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     As of the date of this Offer to Purchase, Novell does not beneficially own any Shares, except for 4,611,413 Shares (representing approximately 20% of the outstanding Shares or approximately 16% of the Shares on a fully-diluted basis) deemed to be beneficially owned by virtue of the Stockholder's Agreements. For a discussion of the Stockholder's Agreements, see "The Offer -- The Merger Agreement; Other Arrangements."

     Available Information. Novell is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Novell is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Novell. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in "The
Offer -- Certain Information Concerning the Company -- Available Information."

10. SOURCE AND AMOUNT OF FUNDS.

     We will need approximately $220 million to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses. Purchaser intends to obtain all funds needed for the Offer and the Merger through a capital contribution or a loan from Novell. Novell plans to provide the funds for such capital contribution or loan from its available cash and working capital. The Offer is not subject to any financing condition.

11. BACKGROUND OF THE OFFER.

     On January 15, 2002, Richard Wayne Parslow, Vice President of Business Development, of the Company arranged a meeting with Kirk Klasson, Vice President, Strategy, CH Hariharan, Vice President and Chief Architect, and Ralph Linsalata, Senior Vice President, Venture Investments, of Novell and Craig Dynes, Vice President and Chief Financial Officer, Jeffrey Broberg, Vice President, eBusiness Research and Development, Frederick Holahan, Vice President and General Manager of eBusiness Integration Products, and Kim Sheffield, Vice President of eBusiness Technologies, of the Company. At the meeting, each company presented its current outlook regarding the web services market and product offerings. Near the end of the meeting, Mr. Klasson informed Mr. Dynes that they wished to explore further a relationship that could range from licensing software to an acquisition. Mr. Klasson and Mr. Dynes agreed to schedule a further meeting.

     On January 29, 2002, Mr. Dynes had a conference call with Mr. Klasson and Bill Smith, Vice President, Mergers & Acquisitions, of Novell to discuss an agenda for a follow-up meeting.

     On January 30, 2002, the Company and Novell executed the Mutual Non-Disclosure Agreement.

     On January 30, 2002, David Litwack, President and Chief Executive Officer of the Company, and Mr. Dynes met with Jack Messman, the Chairman, Chief Executive Officer and President of Novell, and Messrs. Linsalata, Smith and Klasson. A presentation was made by Novell on its current business strategy, organizational structure, financial plans and view of the web services market. At this meeting, the Company provided similar information concerning the Company to Novell.

     On February 5, 14 and 25, 2002, representatives of the Company and Morgan Stanley & Co. Incorporated, the Company's financial advisor, met with representatives of Novell to provide information concerning the Company and to discuss a potential acquisition of the Company.

     On March 20, 2002, Novell delivered to Morgan Stanley a term sheet that outlined preliminary draft terms for the acquisition of the Company by Novell, subject to the satisfactory completion of due diligence by Novell and negotiation and execution of definitive documentation.

     On March 28, 2002, Mr. Smith of Novell had a conference call with Morgan Stanley to discuss valuation issues.

     In early April 2002, representatives of the Company, Morgan Stanley and Novell participated in various calls and meetings to discuss valuation and acquisition terms.

     On April 16, 2002, Mr. Smith and Mr. Linsalata of Novell had a conversation with Mr. Litwack and indicated that Novell might be willing to increase the proposed acquisition price that Novell had discussed with the Company. The proposed acquisition price was subject to change in response to fluctuations in the trading price of the Company's common stock as a result of the announcement of the Company's first quarter financial results, the satisfactory completion of Novell's due diligence investigation and the negotiation of a merger agreement and other documents.

     On April 16, 2002, Novell's Board of Directors held a regularly scheduled meeting. Among the items discussed was Novell's potential acquisition of the Company.

     Between April 25, 2002 and May 22, 2002, representatives of the Company and Novell, together with their respective advisors, held numerous meetings and teleconferences to discuss and review the Company's business, Novell's due diligence investigation, the terms of the proposed Merger Agreement and various other legal, regulatory and financial issues.

     On May 10, 2002, Morgan, Lewis & Bockius LLP, Novell's legal advisor, provided the Company and the Company's legal advisors with an initial draft of the Merger Agreement.

     On May 23, 2002, Mr. Litwack met with Messrs. Messman and Linsalata of Novell. At this meeting, Mr. Messman informed Mr. Litwack that Novell was prepared to move forward with discussions regarding the proposed acquisition. Later that day, representatives of the Company and Morgan Stanley participated in several telephone calls with representatives of Novell and its financial advisor to discuss the proposed purchase price. At this time, the parties were unable to agree on a proposed price, and negotiations and discussions between the parties ceased.

     On May 30, 2002, Mr. Litwack received a voice mail message from Christopher Stone, Vice Chairman, Office of the CEO, of Novell that resulted in a May 31, 2002 meeting at which the two companies reinstituted discussions.

     On May 31, 2002, Mr. Litwack and Mr. Stone met to reinstitute acquisition discussions. The parties discussed a range of valuations, subject to the satisfactory completion of due diligence, the satisfaction of certain other conditions and negotiation of the Merger Agreement and other documents.

     From May 31, 2002 to June 3, 2002, representatives of Novell and its financial advisor engaged in several telephonic discussions with representatives of the Company and its financial advisors. As a result of these discussions, Novell indicated that it was prepared to offer $9.00 per Share, subject to its completion of additional due diligence and the negotiation of definitive agreements.

     From June 4, 2002 to June 9, 2002, representatives of the Company and representatives of Novell, together with their respective legal and financial advisors, continued to negotiate the terms of the proposed Merger Agreement, continued to conduct due diligence with respect to the Company and negotiated the terms of the proposed Stockholder's Agreements.

     On June 7, 2002, at a special telephonic meeting, Novell's management and legal advisors presented to the Novell Board of Directors various materials concerning the Company and outlined the terms of the proposed acquisition transaction. The Novell Board of Directors then authorized management to finalize any remaining issues and to pursue the transaction substantially as presented to the board.

     As an inducement for Novell and Purchaser to enter into the Merger Agreement, on June 9, 2002, Novell and Purchaser entered into Stockholder's Agreements with the Company's directors, certain entities affiliated with such directors and certain executive officers of the Company. The Company, Novell and Purchaser then entered into the Merger Agreement on June 9, 2002.

     On June 10, 2002, Novell and the Company issued a joint press release announcing the Merger Agreement and the Offer.

     On June 18, 2002, Purchaser and Novell commenced the Offer.

12. THE MERGER AGREEMENT; OTHER ARRANGEMENTS.

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

OVERVIEW

     Pursuant to the terms and conditions of the Merger Agreement, Novell and the Company are required to use their reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement, including the commencement by Purchaser of the Offer. The obligation of Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction of the conditions set forth in Section 16 of this Offer to Purchase. The conditions described in Section 16, except for the Minimum Condition, are for the sole benefit of Novell and may be asserted by Novell regardless of the circumstances giving rise to any such conditions and may be waived by Novell, in whole or in part, at any time and from time to time, prior to the expiration of the Offer, in its reasonable discretion.

     As inducement to Novell to enter into the Merger Agreement, the Support Stockholders entered into Stockholder's Agreements with Novell and Purchaser under which each Support Stockholder has, among other things, agreed to tender such Support Stockholder's Shares in the Offer upon the terms and conditions set forth therein. For additional information see "The Stockholder's Agreements" below.

     In the Merger Agreement, the Company has agreed that, as soon as practicable after the Offer is commenced, it will file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on
Schedule 14D-9 containing the recommendation of the Company's Board of Directors that the Company's stockholders accept the Offer, tender their Shares in the Offer and adopt the Merger Agreement.

THE MERGER AGREEMENT

     The Merger. The Merger Agreement provides that, if all of the conditions to the Merger have been fulfilled or waived and the Merger Agreement has not been terminated, Purchaser will be merged with and into the Company, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of Novell.

     At the Effective Time, each Share issued and outstanding immediately prior thereto (other than Shares owned by the Company by Novell or any subsidiary of Novell, all of which will be canceled, and Shares held by stockholders who properly exercise their appraisal rights under the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a cash payment of $9.00 (or such higher amount as may be paid by Purchaser in the Offer) net without any interest thereon. Each share of common stock of Purchaser outstanding immediately prior to the Effective Time will automatically be converted at the Effective Time into one share of common stock of the Surviving Corporation.

     The Merger Agreement provides that upon acceptance for payment of, and payment by Novell in accordance with the Offer for, any Shares, Novell will be entitled to designate such number of directors, rounded up to the next whole number, as will give Novell representation on the Company's Board of Directors equal to the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this provision) and (ii) the percentage that the number of Shares beneficially owned by Novell and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company will take all action necessary to cause Novell's designees to be elected or appointed, including seeking and accepting the resignations of the incumbent directors or increasing the number of directors; provided, however, that following the election or appointment of Novell's designees and until the Effective Time, at least one member of the Company's Board of Directors will be a Continuing Director (as defined below) and the Company shall use its reasonable best efforts to ensure that at least two Continuing Directors shall remain members of the Company's Board of Directors. At such time, the Company will also use its reasonable best efforts to cause individuals designated by Novell to constitute the number of members, rounded up to the next whole number, on (i) each committee of the board (subject to any relevant independence requirements) and (ii) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of the Company. Following the election or appointment of Novell's designees pursuant to this provision and until the Effective Time, (i) any termination of the Merger Agreement by the Company, (ii) any amendment of the Merger Agreement requiring action by the Company's Board of Directors, (iii) any extension of time for performance of any obligation or action under the Merger Agreement by Novell or Purchaser and (iv) any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company or other action by the Company under the Merger Agreement, which materially adversely affects the Company's stockholders other than Novell and Purchaser, will require the approval of not less than a majority of the directors of the Company then in office, which majority shall include the concurrence of a majority of the directors who are neither designated by Novell nor employed by the Company (the "Continuing Directors").

     Recommendation. The Company represents and warrants in the Merger Agreement that the Company's Board of Directors at a meeting duly called and held has:

          (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders;

          (ii) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger and Novell's acquisition of Shares pursuant to the Stockholder's Agreements, in accordance with the DGCL;

          (iii) unanimously resolved, subject to certain exceptions described below, to recommend to its stockholders that they accept the Offer, tender their Shares in the Offer and adopt the Merger Agreement; and

          (iv) taken all action necessary to render the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Merger Agreement, the Stockholder's Agreements and the transactions contemplated by the Merger Agreement and the Stockholder's Agreements.

     The Company's Board of Directors agreed not to withdraw or modify its recommendation described above in a manner adverse to Novell, except that the Company's Board of Directors shall be permitted to withdraw or modify its recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to Novell or approve or recommend or enter into an agreement with respect to a Superior Proposal (as defined below) if the Company has complied with the terms of the Merger Agreement. A withdrawal or modification of the recommendation of the Company's Board of Directors in any manner adverse to Novell, however, may give rise to certain termination rights on the part of Novell under the Merger Agreement and the right to receive certain termination fees as set forth therein. See "Termination" and "Termination Fee and Expenses" below.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Novell, including but not limited to representations and warranties relating to the Company's corporate existence and power, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, ability to enter into and consummate the transactions contemplated by the Merger Agreement without breaching contracts or violating laws or the Company's certificate of incorporation and bylaws, required consents and approvals, capitalization, subsidiaries, SEC filings (including financial statements), the documents supplied by the Company related to the Offer, the absence of certain material adverse changes or events since December 31, 2001, the absence of undisclosed material liabilities, compliance with applicable laws, litigation, finder's fees, taxes, employee benefit plans, environmental matters, antitakeover statutes, technology and intellectual property, material contracts, affiliate transactions, rights agreements and insurance.

     Novell and Purchaser have also made customary representations and warranties to the Company, including representations and warranties relating to Novell's and Purchaser's respective corporate existence and power, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, required consents and approvals, ability to enter into and consummate the transactions contemplated by the Merger Agreement without breaching contracts or violating laws or certificates of incorporation or bylaws, documents supplied by Novell related to the Offer, finder's fees, the availability of sufficient funds to perform its obligations under the Merger Agreement, litigation and ownership of Company stock.

     Covenants. Pursuant to the Merger Agreement, except as otherwise expressly contemplated by the Merger Agreement, the Company has agreed that it will, and will cause each of its subsidiaries to:

          (a) carry on its respective businesses only in the ordinary course and consistent with past practice;

          (b) use reasonable best efforts to preserve intact its current business organizations and keep available the services of its current officers and key employees and use reasonable best efforts to preserve its relationships with customers, suppliers and other persons with which it has business dealings;

          (c) comply in all material respects with laws and regulations applicable to it or any of its properties, assets or businesses; and

          (d) use reasonable best efforts to maintain in full force and effect all authorizations necessary for such business.

     In addition, from the date of the Merger Agreement to the Effective Time, except as expressly contemplated by the Merger Agreement or approved in writing by Novell (which consent Novell will not unreasonably withhold), the Company has agreed that it will not, and will cause each of its subsidiaries not to:

          (a) amend its certificate of incorporation or bylaws or similar organizational documents or change the number of directors constituting its board of directors;

          (b) (i) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly-owned subsidiary may declare and pay a dividend or make advances to its parent or the Company or
     (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (ii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interest or (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests (other than as permitted pursuant to subparagraph (h) below), except for the acquisition of Shares from holders of stock options to acquire Shares in full or partial payment of the exercise price payable by such holder upon exercise of such stock options to the extent permitted under the terms of such stock options as in effect on June 9, 2002; or (iii) split, combine or reclassify any of its outstanding capital stock or other equity interests;

          (c) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are its subsidiaries) or (ii) any assets, including real estate, except purchases in the ordinary course of business;

          (d) authorize or make any single capital expenditure in excess of $50,000 or capital expenditures in excess of $200,000 in the aggregate;

          (e) amend or terminate any material contracts, or waive, release or assign any material rights or claims;

          (f) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets other than in the ordinary course of business consistent with past practice;

          (g) either (i) enter into any employment, consulting or severance agreement with or grant any severance or termination pay to any officer, director or employee or (ii) hire or agree to hire any new or additional employees or officers;

          (h) except as required to comply with applicable law or pursuant to the Merger Agreement or the terms of existing plans or policies, (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any existing bonus, incentive, compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee (each, an "Employee Plan"), (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, or, other than in the ordinary course of business consistent with past practice, officer or employee, (iii) pay any benefit not provided for under any Employee Plan, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan, (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Plans or agreements or awards made thereunder) other than in the ordinary course of business consistent with past practice or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement, contract, arrangement or Employee Plan;

          (i) (i) incur or assume any long-term debt, or incur or assume any short-term indebtedness other than related to financings for the purchase of equipment, (ii) incur or modify any material indebtedness or other liability, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than to its wholly-owned subsidiaries in accordance with past practice), (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to its wholly-owned subsidiaries in accordance with past practice), or (v) enter into any material commitment or transaction;

          (j) make, revoke or change the accounting methods, including accounting methods with respect to taxes, used by it unless required by GAAP;

          (k) make any U.S. federal, state or foreign income tax election or other material tax election or settle or compromise any U.S. federal, California, Illinois, Massachusetts, New York, Texas, Virginia or foreign income tax liability, sales, use or VAT tax liability or other material tax liability;

          (l) pay, discharge, settle or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of (i) any such other claims, liabilities or obligations, in the ordinary course of business consistent with past practice or (ii) any such other claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Company's consolidated financial statements (or the notes thereto);

          (m) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

          (n) permit any insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated without notice to Novell, except in the ordinary course of business consistent with past practice;

          (o) take any action that would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken, or that would result in any of the conditions to the Offer or the conditions to the Merger not being satisfied;

          (p) notwithstanding anything contained in the Merger Agreement to the contrary, enter into any agreement, contract, commitment, arrangement or amendment with any individual that provides for the acceleration of vesting of, or exercisability of, any stock option, restricted stock, or other equity right under the Company's option plans or any other equity arrangement maintained by the Company that provides for the receipt of Shares; or

          (q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

     Stockholder Approval; Proxy Statement. The Merger Agreement provides that the Company will cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after Purchaser accepts for payment and pays for Shares pursuant to the Offer for the purpose of voting on the adoption of the Merger Agreement, unless the DGCL does not require a vote of stockholders of the Company for consummation of the Merger. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable a proxy statement and all other proxy materials for such meeting and (ii) otherwise comply with all legal requirements applicable to such meeting. At any such meeting, all of the Shares then owned by Novell and by any of Novell's other subsidiaries or affiliates will be voted in favor of the Merger and the Merger Agreement. Notwithstanding the foregoing, in the event that Purchaser, or any other direct or indirect subsidiary of Novell, acquires at least 90% of the outstanding Shares, the Company, Purchaser and Novell will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer in accordance with the DGCL.

     No Solicitation. The Merger Agreement provides that neither the Company nor any of its subsidiaries will authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry with respect thereto, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal, (v) fail to make, withdraw, or modify in a manner adverse to Novell its recommendation to its stockholders referred to above, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; provided, however, that the Company is not prohibited (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Company's Board of Directors will not withdraw or modify in an adverse manner its approval or recommendation to the Company's stockholders except as set forth below) or (y) in the event that a Superior Proposal is made and the Company's Board of Directors determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation to the Company's stockholders prior to the purchase of Shares pursuant to the Offer, so long as the Company continues to comply with all other provisions of the Merger Agreement and so long as all the conditions to the Company's rights to terminate the Merger Agreement in accordance with the applicable provisions therein have been satisfied (including the expiration of the 72-hour period described therein and the payment of all amounts required thereunder).

     Notwithstanding the foregoing, the Company's Board of Directors, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that, without prior solicitation by or negotiation with the Company, has made a Superior Proposal,
(ii) furnish to such third party nonpublic information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Mutual Non-Disclosure Agreement dated as of January 30, 2002 between Novell and the Company (a copy of which shall be provided for informational purposes only to Novell), (iii) following receipt of such Superior Proposal, take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to Novell its recommendation to its stockholders and/or (v) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through
(iv) only if the Board of Directors of the Company determines in good faith by a majority vote, that it must take such action to comply with its fiduciary duties under applicable law.

     "Acquisition Proposal" is defined in the Merger Agreement as any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its subsidiaries the assets of which, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries the assets of which, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries the assets of which, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or Merger or that could reasonably be expected to dilute materially the benefits to Novell of the transactions contemplated hereby.

     "Superior Proposal" is defined in the Merger Agreement as any bona fide, unsolicited written Acquisition Proposal for all of the outstanding Shares on terms that the Company's Board of Directors determines in good faith by a majority vote after taking into account the advice of a financial advisor of nationally recognized reputation and considering all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company's stockholders than as provided in the Merger Agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Company's Board of Directors.

     The Merger Agreement requires the Company to advise Novell promptly (but in no event later than 24 hours) after receipt by the Company or any of its advisors of any Acquisition Proposal or any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal. The Company will provide such notice to Novell orally and in writing the identity of the person making the Acquisition Proposal and the terms and conditions of such Acquisition Proposal, indication or request. In addition, the Company is required to keep Novell fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request.

     Employee Benefit Matters. Following the Effective Time and until December 31, 2002, Novell has agreed to provide, or to cause the Surviving Corporation to provide, to all individuals who are employees of the Company at the Effective Time and whose employment continues following the Effective Time, such persons being referred to as Continuing Employees, with: (i) substantially similar compensation, employee benefits, and terms and conditions of employment, in the aggregate, as Novell provides to similarly-situated employees of Novell; (ii) compensation, employee benefits, and terms and conditions of employment that are substantially similar in the aggregate, to those of the Company as in effect immediately prior to the Effective Time; or (iii) a combination of clauses (i) and (ii); provided that compensation, employee benefits, and terms and conditions of employment, in the aggregate, are substantially similar to those in effect for Continuing Employees immediately prior to the Effective Time. Following the Effective Time, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, and the approval of any insurance carrier, third-party provider or the like with reasonable efforts of Novell, each Continuing Employee will receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for employment, compensation, and employee benefit plan purposes with the Company and its subsidiaries prior to the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained in the Merger Agreement will operate to duplicate any benefit provided to any Continuing Employee or the funding of any such benefit.

     Stock Options. The Merger Agreement provides that, at the Effective Time, each outstanding option to purchase Shares under the Company's 1997 Stock Incentive Plan, the Company's 2001 Stock Incentive Plan, the eObject, Inc. 2000 Stock Plan (which was previously assumed by the Company) and the Bondi Software, Inc. Employee Stock Option Plan (which was previously assumed by the Company), whether or not vested or exercisable, and each of the above option plans, will be assumed by Novell in a transaction described in Section 424(a) of the Code. Each Company stock option so assumed by Novell under the Merger Agreement will continue to have, and be subject to, the same terms and conditions of such Company stock options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company stock option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Novell common stock equal to the product of the number of Shares that were issuable upon exercise of such Company stock option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of Novell common stock issuable upon the exercise of such assumed Company stock option will be equal to the quotient determined by dividing the exercise price per Share at which such Company stock option was exercisable immediately prior to the Effective Time by the Exchange Ratio (as defined below), rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Novell will, or will cause the Surviving Corporation to, deliver to the holders of Company stock options notices describing the conversion of such Company stock options. The "Exchange Ratio" is the number (rounded to the nearest ten-thousandth) determined by dividing $9.00, or such higher price as is paid in the Offer, by the average closing price per share of Novell common stock on the Nasdaq National Market for the thirty calendar days ending with the date that is two calendar days prior to the date on which the Effective Time occurs. As soon as practicable after the Effective Time, but in no event later than ten business days following the Effective Time, Novell will file a registration statement or statements on Form S-8 (or any successor form) with respect to the shares of Novell common stock subject to stock options assumed by Novell pursuant to the Merger Agreement.

     Employee Stock Purchase Plan. The Merger Agreement provides that the Company's Employee Stock Purchase Plan (the "ESPP") will be terminated on the date that Purchaser first accepts Shares for payment pursuant to the Offer. Prior to such termination, the Company will provide notice to each ESPP participant of the termination of the ESPP and provide each participant with the right to make a purchase under the ESPP on a date that is prior to the termination of the ESPP based on the accumulated payroll deductions then credited to the participant's account. After such purchase, no new payroll contributions may be made to the ESPP and no purchases can be made under the ESPP.

     Indemnity; Insurance.  The Merger Agreement provides that:

          (a) For six years after the Effective Time, the Surviving Corporation will indemnify and hold harmless the present and former officers and directors of the Company, each of whom is referred to as an "Indemnified Person," in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on June 9, 2002, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b) For six years after the Effective Time, the Surviving Corporation will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on June 9, 2002, provided that the Surviving Corporation will not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Novell prior to June 9, 2002. This obligation shall be deemed to have been satisfied if the Surviving Corporation, Novell or the Company (with the prior written consent of Novell, such consent not to be unreasonably withheld) purchases a "tail" policy under the Company's existing directors' and officers' insurance policy that (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect on June 9, 2002 for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions (including without limitation coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect on June 9, 2002.

          (c) Novell will not, and will cause the Surviving Corporation not to, for a period of six years after the Effective Time, take any action to alter or impair any exculpatory, expense advancement or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes that may be required in order to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

          (d) If Novell, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Novell or the Surviving Corporation, as the case may be, will assume the obligations described herein.

          (e) The rights of each Indemnified Person described in the Merger Agreement are in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its subsidiaries, under the DGCL or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

     Additional Covenants. The Merger Agreement contains the following additional covenants of the parties:

     - The Company and Novell will cooperate with one another (i) in connection with the preparation of the documents required to be filed by them with the SEC and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Merger Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the documents required to be filed with the SEC and seeking timely to obtain any such actions, consents, approvals or waivers.

     - Until the Effective Time and subject to applicable law, the Company has agreed to provide Novell with full access to the Company's books, records and facilities, and Novell has agreed to treat any information derived from that access as confidential.

     - The Company and Novell will promptly notify each other of:

          (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Novell or any of its respective subsidiaries that, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to the Merger Agreement, or that relate to the consummation of the transactions contemplated by the Merger Agreement.

     - Novell and the Company will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement or the transactions contemplated thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Conditions to the Merger. The obligations of the Company, Novell and the Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) if required by the DGCL, the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL; provided, however, that neither Novell nor the Purchaser may assert this condition if either of them or any of their respective affiliates shall have failed to vote the Shares held by it in favor of the adoption of the Agreement, and the Company may not assert this condition if it shall have failed to fulfill its obligations under the Merger Agreement to cause a meeting of its stockholders for the purpose of voting on the adoption of the Merger Agreement;

          (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; provided, however, with respect to any injunction, order or decree, the party asserting this condition shall use reasonable best efforts to have such injunction, order or decree vacated; and

          (c) the Purchaser shall have purchased Shares pursuant to the Offer; provided, however, neither Novell nor the Purchaser may assert this condition if the Purchaser shall have failed, in violation of the terms of the Merger Agreement or the Offer, to purchase the Shares so tendered and not withdrawn.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):

          (a) by mutual written agreement of the Company and Novell;

          (b) by either the Company or Novell, if:

             (i) Novell shall not have purchased Shares pursuant to the Offer on or before December 31, 2002, which is referred to as the "Outside Date"; provided that (A) the right to terminate the Merger Agreement pursuant to this section shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the primary cause of, or resulted in, the failure of the Offer to be consummated on or before such date and (B) if the waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall expire or terminate less than ten Business Days prior to the Outside Date, the right to terminate the Merger Agreement pursuant to this section shall not become effective until the tenth business day following the Outside Date;

             (ii) there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Purchaser from accepting for payment of, and paying for, the Shares pursuant to the Offer or the Company or Novell from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; or

             (iii) prior to the acceptance for payment of the Shares under the Offer, the Company's Board of Directors will have failed to make, withdrawn, or modified in a manner adverse to Novell, its approval or recommendation of the Merger Agreement, the Offer or the Merger, provided that, in the case of any termination by the Company, (A) the Company pays any amounts due pursuant to, and at the times specified in, the Merger Agreement, (B) the Company notifies Novell, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate the Merger Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (C) Novell does not make, within 72 hours of receipt of such written notification, an offer that the Company's Board of Directors determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company will not enter into any such binding agreement during such 72-hour period.

          (c) by Novell, if prior to the acceptance for payment of the Shares under the Offer, any person or group (as defined in Section 13(d)(3) under the Exchange Act) (other than Novell, the Purchaser or any of their respective affiliates) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least a majority of the outstanding Shares;

          (d) by Novell, if prior to the acceptance for payment of the Shares under the Offer, the Company will have breached in any material respect the obligations imposed upon it by the non-solicitation provisions of the Merger Agreement; or

          (e) by (i) Novell, if prior to the acceptance for payment of the Shares under the Offer, the Company will have breached any of the representations, warranties, covenants and agreements contained in the Merger Agreement such that the condition specified in clause (e) of Annex I to the Merger Agreement is not capable of being satisfied on or prior to expiration date of the Offer or (ii) the Company, if prior to the acceptance for payment of the Shares under the Offer, Novell shall have breached any of its covenants or agreements contained in the Merger Agreement required to be performed by it prior to the acceptance for payment of the Shares under the Offer or any of its representations and warranties contained in the Merger Agreement, which breach would reasonably be expected to materially impair the ability of Novell to consummate the transactions contemplated by the Merger Agreement.

     Termination Fee and Expenses.  The Merger Agreement provides that:

          (a) Except as otherwise provided below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

          (b) If a Payment Event (as defined below) occurs, the Company will pay to Novell (by wire transfer of immediately available funds), if, pursuant to (w) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (x), (y) or (z) below, within two business days following such Payment Event, a fee of $7,434,000.

          "Payment Event" is defined in the Merger Agreement as (w) the termination of the Merger Agreement pursuant to paragraph (b)(iii) in "Termination" above, (x) the termination of the Merger Agreement by Novell pursuant to paragraph (c) or (d) in "Termination" above, (y) the termination of the Merger Agreement by Novell pursuant to paragraph (e)(i) in "Termination" above, except that such termination will not be considered a Payment Event if the breach causing such termination occurred through no fault of the Company and as a result of events occurring after June 9, 2002, or (z) the occurrence of any of the following events within twelve months of the termination of the Merger Agreement pursuant to paragraph
     (b)(i) in "Termination" above, provided that an Acquisition Proposal shall have been made after June 9, 2002 and prior to such termination (which shall not have been withdrawn in good faith prior to such termination): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party; (ii) a third party, directly or indirectly, acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) a third party, directly or indirectly, acquires more than 50% of the outstanding Shares; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its subsidiaries, taken as a whole.

          (c) Upon any termination of the Merger Agreement, pursuant to paragraph (b)(i), (b)(iii), (c), (d) or (e)(i) in "Termination" above, the Company shall reimburse Novell and its affiliates (by wire transfer of immediately available funds), no later than two business days after submission of reasonable documentation thereof, for 100% of their documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel and accountants) actually incurred by any of them in connection with the Merger Agreement and the transactions contemplated hereby up to a maximum of $2,500,000.

THE STOCKHOLDER'S AGREEMENTS

     The following is a summary of the material provisions of the Stockholder's Agreements, a form of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC. The summary is qualified in its entirety by reference to the form of Stockholder's Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Stockholder's Agreements.

     In order to induce Novell to enter into the Merger Agreement, the Support Stockholders (who own in the aggregate approximately 20% of the issued and outstanding Shares (or approximately 16% of the Shares on a fully-diluted basis), have entered into Stockholder's Agreements, each dated as of June 9, 2002, with Novell and Purchaser pursuant to which the Support Stockholders have, subject to certain limitations, (i) agreed to tender and sell 4,611,413 Shares (the "Subject Shares") to Novell pursuant to the Offer, (ii) agreed not to withdraw any Subject Shares tendered in the Offer, (iii) agreed to vote such Subject Shares in favor of the Merger and the Merger Agreement and against any acquisition proposal other than the Merger, (iv) granted to Novell an option to purchase the Subject Shares under certain conditions and (v) granted to Novell, Purchaser and their nominees an irrevocable proxy to vote such Subject Shares in favor of the transactions contemplated by the Merger Agreement.

     Until the earliest to occur of (x) the termination of the Stockholder's Agreement, (y) the expiration of the Stock Option (as defined below) and (z) the closing of any exercise of such Stock Option, each Support Stockholder has agreed to vote each of his or its respective Shares at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, (A) in favor of the adoption of the Merger Agreement, (B) against any Acquisition Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Second Amended and Restated Certificate of Incorporation or Second Amended and Restated Bylaws, any other material change in the Company's corporate structure or business or any other action which in the case of each of the matters referred to in this clause (B) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and
(C) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote such Shares directly.

     Each Support Stockholder has agreed to revoke any and all prior proxies or powers of attorney in respect of any of the Subject Shares and has agreed to irrevocably constitute and appoint Purchaser and Novell, or any nominee of Purchaser and Novell, with full power of substitution and resubstitution, at any time during the term of his or its respective Stockholder's Agreement, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to vote each of the Subject Shares as his or its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign his or its name (as stockholder) to any consent, certificate or other document relating to the Company and any matter referred to above that the DGCL may permit or require.

     Under each Stockholder's Agreement, the Support Stockholder has granted to Novell or Purchaser, as Novell may designate (the "Optionee"), an irrevocable option (each such option, a "Stock Option") to purchase all, but not in any part or less than all, of the Support Stockholder's Subject Shares (in such context, the "Option Shares") at a purchase price per share equal to $9.00 (the "Exercise Price"), subject to the terms and conditions of the Stockholder's Agreement.

     The Stock Option may be exercised by the Optionee in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Stock Option in accordance with Stockholder's Agreement.

     The Optionee's right to exercise the Stock Option is subject to the following conditions:

          (i) neither Novell nor Purchaser shall have breached any of its obligations under the Merger Agreement such that the breach was the primary cause or resulted in the failure of the Offer to be consummated;

          (ii) no preliminary or permanent injunction or other order issued by any federal, state or foreign court of competent jurisdiction invalidating the grant or prohibiting the exercise of the Stock Option or the delivery of the Option Shares shall be in effect;

          (iii) all applicable waiting periods under the HSR Act and any applicable foreign antitrust law or regulation shall have expired or been terminated; and

          (iv) a Triggering Event shall have occurred.

     A "Triggering Event" will be deemed to have occurred if the Merger Agreement has been terminated pursuant to a section of the Merger Agreement that results in the possibility of a termination fee being paid.

     Except as contemplated by the Offer, the Merger Agreement or the Stockholder's Agreements, during the term of their respective Stockholder's Agreement, each Support Stockholder has agreed not to (A) transfer, sell, assign, gift, pledge, hypothecate or otherwise dispose, or consent to any transfer, sale, gift, pledge, hypothecation or other disposition of, any or all of his or its respective Subject Shares or any interest therein, or create or permit to exist any encumbrance on his or its Subject Shares, (B) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of his or its Subject Shares or any interest therein, (C) grant any proxy, power-of-attorney or other authorization in or with respect to his or its Subject Shares, (D) deposit his or its respective Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to his or its Subject Shares or (E) take any other action that would in any way restrict, limit or interfere with the performance of his or its obligations under his or its Stockholder's Agreement or the transactions contemplated by his or its Stockholder's Agreement or by the Merger Agreement. Notwithstanding the foregoing limitations, however, the Support Stockholders may sell, transfer or assign their respective Subject Shares to members of their families, a family trust or a charitable institution if the transferee agrees in writing to be bound by the terms of the Stockholder's Agreement and notice of the sale, transfer or assignment is delivered to Purchaser.

     During the term of the Stockholder's Agreement, the Support Stockholders have agreed not to and have agreed not to cause any of their respective officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (A) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry with respect to an Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal or (C) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal. Each Support Stockholder has agreed to and has agreed to cause his or its respective Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of his or its Stockholder's Agreement with respect to any Acquisition Proposal.

     To the same extent required by the Company pursuant to, and subject to the same conditions contained in, the Merger Agreement, each Support Stockholder has agreed to notify Novell promptly (but in no event later than 24 hours) after such Support Stockholder receives any Acquisition Proposal, any indication that any third party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal. To the same extent required by the Company pursuant to, and subject to the same conditions contained in, the Merger Agreement, each Support Stockholder has agreed to provide such notice orally and in writing and identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Notwithstanding the foregoing, if the Support Stockholder or any of its Representatives is a member of the Company's Board of Directors, such member of the Company's Board of Directors may take actions in such capacity to the extent permitted by the Merger Agreement.

     No Support Stockholder who executed a Stockholder's Agreement who is or becomes during the term thereof a director or officer of the Company or any subsidiary of the Company, made any agreement or understanding or is obligated under the Stockholder's Agreement in his or her capacity as such director or officer. Each Support Stockholder signed a Stockholder's Agreement solely in such Support Stockholder's capacity as the record holder and beneficial owner of the Stockholder's Shares. Nothing in the Stockholder's Agreements will be construed to prohibit a Support Stockholder who is a member of the Board of Directors of the Company or any subsidiary of the Company or officer of the Company or any subsidiary of the Company from taking any action or inaction solely in such capacity or from taking any action or inaction with respect to any Acquisition Proposal or otherwise, as a member of, or at the direction of, the Board of Directors of the Company to the extent permitted by the Merger Agreement.

     Each Stockholder's Agreement terminates on the earlier of (A) the consummation of the purchase of all of the Subject Shares pursuant to the Offer,
(B) the termination of the Merger Agreement, (C) the written mutual consent of Purchaser and the Support Stockholder and (D) the closing of the Merger; provided, however, that in the event any Stockholder's Agreement terminates as a result of the termination of the Merger Agreement resulting from a Triggering Event, the terms and conditions of the Stock Option described above survive for 90 days following such termination.

OFFER LETTERS/NON-COMPETE AGREEMENTS

     In connection with the transactions contemplated by the Merger Agreement, Novell entered into continuation of employment letters (collectively, the "Employment Letters") with certain executive officers of the Company (David Litwack, Steven Benfield, Craig Dynes, Roger Durn, Michel Goossens, John Judge, Richard Wayne Parslow and Kim Sheffield), each effective as of the closing date of the Merger. A copy of each Employment Letter is filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC and is incorporated herein by reference. The following summary is qualified in its entirety by reference to such letters.

     The Employment Letters for each executive officer, except for the Employment Letters signed by Messrs. Benfield and Dynes, require that as a condition of receiving the benefits described in the letter, the employee must agree to waive his rights to any accelerated vesting under the terms of his stock option agreements (or amendments to such stock option agreements or any related agreements) to purchase Company common stock, and also must reaffirm the terms of, and agree to an amendment to his, Company Standard Employee Agreement. The Employment Letters for Steven Benfield and Craig Dynes require that they must reaffirm the terms of, and agree to an amendment of, their Company Standard Employee Agreement.

     The Employment Letter for David Litwack provides that Novell will employ him as the Senior Vice President, Web Services & Development Platform of the Surviving Corporation. Mr. Litwack's Employment Letter also provides that, after the closing date of the Merger, he will:

     - receive a base salary of $350,000 per year;

     - be eligible to participate in the Novell Executive Incentive Plan, and his initial annualized target bonus under the plan will initially represent 60% of his base salary;

     - be granted a stock option to purchase 200,000 shares of Novell common stock;

     - be granted the right to purchase 200,000 shares of Novell restricted common stock; and

     - be eligible to participate in the Novell Senior Management Severance Plan, with severance eligibility under the terms of the plan equal to 18 months of his then current base salary.

     The Employment Letter for Steven Benfield provides that Novell will continue to employ him for a minimum period of six months, or such longer period as mutually agreed to by Mr. Benfield and the Surviving Corporation or Novell, after consummation of the Merger in his current position of Vice President, Chief Technology Officer of the Surviving Corporation or Novell. Mr. Benfield's Employment Letter also provides that, after the closing date of the Merger, he will:

     - receive a base salary of $170,000 per year;

     - be eligible to receive severance benefits equal to one year of his then current annual base salary, and, if he elects to receive healthcare benefits under COBRA after termination of his employment, have COBRA healthcare (medical and dental) payments made on his behalf to the applicable medical and/or dental provider for a period that is no longer than 12 months after his termination of employment, provided that his employment is not terminated by the Surviving Corporation or Novell for cause; and

     - receive a cash stay bonus equal to 50% of his base salary earned during his stay period (which will be for a minimum of 6 months or such longer period as is mutually agreed to by Mr. Benfield and the Surviving Corporation or Novell) plus an additional month's base salary, if he remains employed by the Surviving Corporation or Novell during the stay period or his employment with the Surviving Corporation or Novell terminates for any reason other than (i) his voluntary resignation or
       (ii) his termination by the Surviving Corporation or Novell for cause.

     The Employment Letter for Craig Dynes provides that Novell will continue to employ him for a minimum period of two months, or such longer period as mutually agreed to by Mr. Dynes and the Surviving Corporation or Novell, after consummation of the Merger in his current position of Vice President, Chief Financial Officer of the Surviving Corporation or Novell. Mr. Dynes's Employment Letter also provides that, after the closing date of the Merger, he will:

     - receive a base salary of $190,000 per year;

     - be eligible to receive severance benefits equal to one year of his then current annual base salary, have the portion of his stock options that were granted to him prior to the date of his Employment Letter and which would have become vested and exercisable within the one year period after his termination of employment become vested and exercisable as of the date of his termination of employment, and, if he elects to receive healthcare benefits under COBRA after termination of his employment, have COBRA healthcare (medical and dental) payments made on his behalf to the applicable medical and/or dental provider for a period that is no longer than 12 months after his termination of employment, provided that his employment is not terminated by the Surviving Corporation or Novell for cause; and

     - receive a cash stay bonus equal to 50% of his base salary earned during his stay period (which will be for a minimum of 2 months or such longer period as is mutually agreed to by Mr. Dynes and the Surviving Corporation or Novell) plus an additional month's base salary, if he remains employed by the Surviving Corporation or Novell during the stay period or his employment with the Surviving Corporation or Novell terminates for any reason other than (i) his voluntary resignation or (ii) his termination by the Surviving Corporation or Novell for cause.

     The Employment Letter for Roger Durn provides that Novell will employ him as the Vice President, Asia Pacific of either the Surviving Corporation or Novell. Mr. Durn's Employment Letter also provides that, after the closing date of the Merger, he will:

     - receive a base salary of $190,000 per year;

     - be eligible to participate in the Surviving Corporation Incentive Plan, with eligibility to receive under such plan an annual incentive award that will be $75,000 annualized run rate through October 31, 2002 and an incentive for fiscal year 2003 of at least his current Company incentive potential;

     - be granted a stock option to purchase 20,000 shares of Novell common stock; and

     - be eligible to participate in the Novell Limited Severance Plan, with eligibility to receive under such plan severance equal to the greater of either (i) 6 months of monthly pay or (ii) 2 months of monthly pay plus 1 week of weekly pay for every 1 year of service.

     The Employment Letter for Michel Goossens provides that Novell will employ him as the Vice President, EMEA of the Surviving Corporation or Novell. Mr. Goossens's Employment Letter also provides that, after the closing date of the Merger, he will:

     - receive a base salary of $225,000 per year;

     - be eligible to continue to receive additional compensation, such as commissions, travel allowance, car allowance and car leasing, if applicable, up to $132,211 per year; and

     - be granted a stock option to purchase 20,000 shares of Novell common stock.

     The Employment Letter for John Judge provides that Novell will employ him as the Vice President, North America Sales of the Surviving Corporation or Novell. Mr. Judge's Employment Letter also provides that, after the closing date of the Merger, he will:

     - receive a base salary of $250,000 per year;

     - be eligible to participate in the Surviving Corporation Incentive Plan, with eligibility to receive under such plan an annual incentive award that will be $100,000 annualized run rate through October 31, 2002 and an incentive for fiscal year 2003 of at least his current Company incentive potential;

     - be granted a stock option to purchase 20,000 shares of Novell common stock; and

     - be eligible to participate in the Novell Limited Severance Plan, with eligibility to receive severance equal to the greater of either (i) 6 months of monthly pay or (ii) 2 months of monthly pay plus 1 week of weekly pay for every 1 year of service.

     The Employment Letter for Richard Wayne Parslow provides that Novell will employ him as the Vice President, Global Business Development of the Surviving Corporation or Novell. Mr. Parslow's Employment Letter also provides that, after the closing date of the Merger, he will:

     - receive a base salary of $180,000 per year;

     - be eligible to participate in the Surviving Corporation Incentive Plan, with eligibility to receive under such plan an annual incentive award that will be $70,000 annualized run rate through October 31, 2002 and an incentive for fiscal year 2003 of at least his current Company incentive potential;

     - be granted a stock option to purchase 10,000 shares of Novell common stock;

     - be eligible to participate in the Novell Limited Severance Plan, with eligibility to receive severance equal to the greater of either (i) 6 months of monthly pay or (ii) 2 months of monthly pay plus 1 week of weekly pay for every 1 year of service; and

     - continue to receive the benefits provided in his relocation agreement with the Company relating to his relocation from the United Kingdom to the United States.

     The Employment Letter for Kim Sheffield provides that Novell will employ him as the Vice President, Technology Group of the Surviving Corporation. Mr. Sheffield's Employment Letter also provides that, after the closing date of the Merger, he will:

     - receive a base salary of $210,000 per year;

     - become eligible to participate in the Novell Incentive Plan, under which he will be eligible to receive an annual incentive award that will be 40% of his base salary;

     - be granted a stock option to purchase 25,000 shares of Novell common stock; and

     - become eligible to participate in the Novell Limited Severance Plan, with eligibility to receive severance equal to the greater of either (i) 6 months of monthly pay or (ii) 2 months of monthly pay plus 1 week of weekly pay for every 1 year of service.

     The Employment Letters for each of the individuals described above also provide that each individual will not solicit employees or customers of Novell or the Surviving Corporation during their employment with Novell or the Surviving Corporation and for a period of two years following termination of employment with Novell or the Surviving Corporation. The Employment Letters for each of Messrs. Litwack and Sheffield further provide that they will not compete with Novell or the Surviving Corporation during their employment with Novell or the Surviving Corporation and for a period of two years following termination of such employment. All other employees named above have reaffirmed in their Employment Letters the period for which they cannot compete with Novell or the Surviving Corporation as being the period during the term of their employment with Novell or the Surviving Corporation and the one year period following termination of such employment.

MUTUAL NON-DISCLOSURE

     The following is a summary of the material provisions of the Mutual Non-Disclosure Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC. The summary is qualified in its entirety by reference to the Mutual Non-Disclosure Agreement, which is incorporated by reference herein.

     The Mutual Non-Disclosure Agreement, dated January 30, 2002, contains customary provisions pursuant to which, among other matters, Novell and the Company agreed to keep confidential all confidential information concerning the Company or Novell, respectively, furnished to each party by the other, to use such material solely in connection with evaluating or consummating an acquisition of the Company by Novell, and, except with the prior written consent of the other party, not to disclose the fact that discussions or negotiations have or are taking place concerning a possible transaction involving the Company or the status thereof.

13. PURPOSE AND STRUCTURE OF THE OFFER; PLANS FOR THE COMPANY; APPRAISAL RIGHTS.

     Purpose of the Offer. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of the Company. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. If the Offer is successful, Novell intends to consummate the Merger as promptly as practicable. If Novell owns 90% or more of the outstanding Shares, following consummation of the Offer, Novell intends to consummate the Merger as a "short-form" merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares nor the Company's Board of Directors would be required.

     If, following the consummation of the Offer, Novell owns less than 90% of the outstanding Shares, the Company's Board of Directors will be required to submit the Merger Agreement to the Company's stockholders for adoption at a stockholders' meeting convened for that purpose in accordance with the DGCL. If the Minimum Condition is satisfied, Novell will, upon consummation of the Offer, have sufficient voting power to ensure adoption of the Merger Agreement at the stockholders' meeting without the affirmative vote of any other stockholder.

     Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Novell.

     The Offer does not constitute a solicitation of proxies for any meeting of the Company's stockholders. Any such solicitation which Novell might make would be made only pursuant to separate proxy materials complying with the requirements of the Exchange Act.

     Section 203 of the DGCL. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company's Board of Directors has approved the Offer, the Merger, the Merger Agreement and the Stockholder's Agreements and the transactions contemplated thereby for the purposes of Section 203 of the DGCL. See "The Offer -- Certain Legal Matters; Regulatory Approvals."

  PLANS FOR THE COMPANY.

     Pursuant to the Merger Agreement, upon the completion of the Offer, we intend to effect the Merger in accordance with the terms of the Merger Agreement.

     The Merger Agreement provides that, effective upon the consummation of the Offer, Parent will be entitled to designate a number of directors (rounded up to the nearest whole number) to the Company's Board of Directors in proportion to the percentage of the total number of outstanding Shares of the Company owned by Novell and its affiliates.

     Except as otherwise described in this Offer to Purchase and except for the transactions contemplated by the Merger Agreement, we have no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a purchase, sale or transfer of a material amount of assets of the Company; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the present board of directors or management of the Company or any change in any material term of the employment contract of any executive officer; (e) any other material change in the Company's corporate structure or business; (f) any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; or (g) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

     Nevertheless, we may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and coordinate the activities of the Company and Novell.

     Appraisal Rights. Appraisal rights are not available in the Offer. If the Merger is consummated, however, holders of Shares at the effective time of the Merger who do not vote in favor of, or consent to, the Merger will have the right under Section 262 of the DGCL to demand appraisal of their Shares. Under
Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. The value so determined could be more or less than or equal to the price per Share to be paid in the Merger.

     The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262 attached hereto as
Schedule II. Failure to follow the steps that Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq National Market and may be delisted from the Nasdaq National Market. The published guidelines of the Nasdaq National Market indicate that the Nasdaq National Market would consider delisting the Shares if, among other things, either (1) the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 750,000, the aggregate market value of the publicly held Shares should fall below $5,000,000, the minimum bid price for Shares should fall below $1 per Share, the stockholders' equity in the Company should fall below $10,000,000, and there should be less than two registered and active market makers providing quotations for the Shares, or, alternatively, (2) the market capitalization of the Company (or the Company's total assets and total revenue for the last completed fiscal year, respectively) should fall below $50,000,000, the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 1,100,000, the aggregate market value of the publicly held Shares should fall below $15,000,000, the minimum bid price for Shares should fall below $3 per Share and there should be less than four registered and active market makers providing quotations for the Shares.

     To the extent the Shares are delisted from the Nasdaq National Market, the market for the Shares could be adversely affected. If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors. Novell cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price per Share to be paid in the Merger.

     The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are no longer authorized for quotation on the Nasdaq National Market and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the

Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for reporting on the National Association of Securities Dealers Automated Quotation System. We presently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as possible after the consummation of the Offer and the Merger as the requirements for termination of registration are met.

15. DIVIDENDS AND DISTRIBUTIONS.

     If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding Shares shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to the Merger Agreement shall be appropriately adjusted.

16. CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to applicable law, pay for any Shares, and may terminate the Offer, if (i) immediately prior to the expiration date of the Offer, (A) the Minimum Condition shall not have been satisfied, or
(B) the applicable waiting period under the HSR Act or any applicable foreign antitrust law shall not have expired or been terminated or (ii) at any time on or after the date of the Merger Agreement and prior to the expiration date of the Offer, any of the following conditions exists and shall not have resulted from the breach by Novell or Purchaser of any of their respective obligations under the Merger Agreement:

          (a) there shall be instituted or pending any action or proceeding which, in the reasonable judgment of Novell, has a reasonable likelihood of success, by any government or governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Novell or Purchaser or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Novell's ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Novell and its subsidiaries, taken as a whole, or to compel Novell or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Novell and its subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Novell, Purchaser or any of Novell's other affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Novell, Purchaser or any of Novell's other affiliates on all matters properly presented to the Company's stockholders, (v) seeking to require divestiture by Novell, Purchaser or any of Novell's other affiliates of any Shares or (vi) that otherwise, in the reasonable judgment of Novell, is likely to have a material adverse effect on the Company; or

          (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act or any applicable foreign antitrust law to the Offer or the Merger, that, in the reasonable judgment of Novell, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

          (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries that, in the reasonable judgment of Novell, is or is likely to have a material adverse effect on the Company; or

          (d) it shall have been publicly disclosed or Novell shall have otherwise learned that (i) any third party shall have acquired beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on June 7, 2002, or (ii) any such third party that, prior to June 7, 2002, had filed such a Schedule with the SEC shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 20% or more of any such class or series; or

          (e) the Company shall have breached or failed to perform in any material respect any of its obligations under the Merger Agreement, or any of its representations and warranties contained in the Merger Agreement, disregarding all such qualifications and exceptions contained therein using the terms "material" or "material adverse effect," shall not be true when made or at any time prior to the consummation of the Offer as if made at and as of such time with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms; or

          (g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market for a period in excess of 18 hours, (ii) any declaration of a banking moratorium or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, (iii) any material limitation by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, (iv) any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; which, in the reasonable judgment of Novell in any such case, and regardless of the circumstances (including any action or omission by Novell) giving rise to any such condition, could reasonably be expected to have a material adverse effect on the Company or Novell or a material adverse effect on the Offer.

     The foregoing conditions are for the sole benefit of Novell and may be asserted by Novell regardless of the circumstances giving rise to any such conditions, and except with respect to the Minimum Condition, may be waived by Novell in whole or in part at any time and from time to time prior to the expiration of the Offer, in each case, in the exercise of the good faith judgment of Novell and subject to the terms of the Merger Agreement. The failure by Novell at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

17. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     General. We are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, we currently contemplate that such approval or other action would be sought. However, we do not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer -- Conditions to the Offer."

     State Takeover Laws. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless: (a) prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Company's Board of Directors has approved the Merger Agreement, the Stockholder's Agreements, the Offer, the Merger and the other transactions contemplated by the Merger Agreement for purposes of Section 203 of the DGCL.

     The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

     The Company is incorporated under the laws of the State of Delaware and its operations are conducted throughout the United States. A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar
v. MITE Corporation, invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corporation v. Dynamics Corporation of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corporation v. Telex Corporation, a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Except as described herein, we have not attempted to comply with any state takeover statutes in connection with this Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See "The Offer -- Conditions to the Offer."

     Antitrust. Under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

     Pursuant to the requirements of the HSR Act, each of Novell and the Company intends to file a Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC on or about June 21, 2002. As a result, we anticipate that the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, on or about Monday, July 8, 2002. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by formally requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after our substantial compliance with such request. Thereafter, the Antitrust Division or the FTC may defer the consummation of the Merger and the transactions contemplated thereby only by court order. A request will be made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the HSR Act waiting period will be terminated early.

     Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "The Offer -- Conditions to the Offer." Subject to certain circumstances described in "The Offer -- Extension of Tender Period; Termination; Amendment," any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may be extended.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Novell's acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of Novell's or the Company's substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. Novell does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer -- Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Foreign Laws. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 indicates that the Company and certain of its subsidiaries conduct business in foreign countries where regulatory filings or approvals under antitrust and other laws may be required or desirable in connection with the consummation of the Offer and the Merger. Certain of such filings for approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, Novell will seek further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the Offer that might have certain adverse effects, Novell will not be obligated to accept for payment or pay for any Shares tendered.

18. FEES AND EXPENSES.

     Novell has retained Salomon Smith Barney Inc. to act as its financial advisor and as Dealer Manager for the Offer, Innisfree M&A Incorporated to act as the Information Agent and Mellon Investor Services LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. Novell has agreed to pay Salomon Smith Barney Inc. an aggregate fee of $1,650,000 upon consummation of the Offer for its services, of which $350,000 will be paid for Salomon Smith Barney Inc.'s services as Dealer Manager. Novell also has agreed to reimburse Salomon Smith Barney Inc. for reasonable travel and other expenses (including reasonable fees and expenses of outside counsel), and to indemnify Salomon Smith Barney Inc. and certain related parties against certain liabilities, including liabilities under the federal securities laws arising out of its engagement. The Information Agent and the Depositary each will receive customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

     We will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

19. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we will make a good faith effort to take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Novell or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer -- Certain Information Concerning the Company -- Available Information" of this Offer to Purchase.

                                          NOVELL, INC.

                                          DELAWARE PLANET INC.

June 18, 2002

                                   SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF NOVELL, INC. AND PURCHASER

     The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Novell are set forth below. Unless otherwise indicated below, the business address of each director and officer is c/o Novell, Inc., 1800 South Novell Place, Provo, Utah 84606. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Novell. Except as described herein, none of the directors and officers of Novell listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

                                                              PRESENT PRINCIPAL OCCUPATION AND
NAME                                     TITLE                  FIVE-YEAR EMPLOYMENT HISTORY
----                                     -----                --------------------------------
Jack L. Messman................  Chairman of the Board,    Mr. Messman, 62, became President and
                                 President and Chief       Chief Executive Officer of Novell in
                                 Executive Officer         July 2001 in connection with the
                                                           Novell's acquisition of Cambridge
                                                           Technology Partners (Massachusetts),
                                                           Inc. ("Cambridge"), and was appointed
                                                           Chairman of the Board of Directors in
                                                           November 2001. He has been a director
                                                           of Novell since 1985. From August 1999
                                                           to July 2001, Mr. Messman was President
                                                           and Chief Executive Officer of
                                                           Cambridge. Mr. Messman was the Chief
                                                           Executive Officer of Union Pacific
                                                           Resources Group Inc., an energy
                                                           company, from 1991 to August 1999 and
                                                           its Chairman from 1996 to August 1999.
                                                           Mr. Messman is also a director of
                                                           Metallurg Inc., Safeguard Scientifics,
                                                           Inc., RadioShack Corporation, and
                                                           USDATA Corporation.

Elaine R. Bond.................  Director                  Ms. Bond, 66, retired in December 1994
                                                           as
                                                           a ChaseFellow and Senior Consultant for
                                                           Chase Manhattan Bank, a New York based
                                                           financial institution, a position held
                                                           since December 1991. Ms. Bond has
                                                           served as a Director of Novell since
                                                           1993.

                                                              PRESENT PRINCIPAL OCCUPATION AND
NAME                                     TITLE                  FIVE-YEAR EMPLOYMENT HISTORY
----                                     -----                --------------------------------
Richard L. Nolan...............  Director                  Mr. Nolan, 62, has served as William
Harvard Business School                                    Barclay Harding Professor of Management
Baker 465, Soldier's Field                                 of Technology, Harvard Business School,
Boston, Massachusetts 02163                                an institution of higher education,
                                                           since September 1991. Mr. Nolan served
                                                           as Chairman and Chief Executive Officer
                                                           of Nolan, Norton and Company, an
                                                           information technology management
                                                           consulting company, from 1977 until
                                                           1987 when the company was acquired by
                                                           KPMG. Mr. Nolan then served as Chairman
                                                           of Nolan, Norton and Company and
                                                           Partner of KPMG from 1987 to 1991. Mr.
                                                           Nolan is also a director of Great
                                                           Atlantic and Tea Company. Mr. Nolan has
                                                           served as a Director of Novell since
                                                           1998.

John W. Poduska, Sr., Ph.D.....  Director                  Dr. Poduska, 64, was the Chairman of
                                                           Advanced Visual Systems, Inc., a
                                                           provider of visualization software,
                                                           from January 1992 to December 2001.
                                                           From December 1989 until December 1991,
                                                           Dr. Poduska was President and Chief
                                                           Executive Officer of Stardent Computer,
                                                           Inc., a computer manufacturer. From
                                                           December 1985 until December 1989, Dr.
                                                           Poduska was founder, Chairman and Chief
                                                           Executive Officer of Stellar Computer,
                                                           Inc., a computer manufacturer and the
                                                           predecessor of Stardent Computer, Inc.
                                                           Prior to founding Stellar Computer,
                                                           Inc., Dr. Poduska founded Apollo
                                                           Computer Inc. and Prime Computer Inc.
                                                           Dr. Poduska is also a director of
                                                           Anadarko Petroleum Corporation,
                                                           Safeguard Scientifics, Inc. and eMerge
                                                           Interactive, Inc. Dr. Poduska has
                                                           served as a Director of Novell since
                                                           2001.

                                                              PRESENT PRINCIPAL OCCUPATION AND
NAME                                     TITLE                  FIVE-YEAR EMPLOYMENT HISTORY
----                                     -----                --------------------------------
James D. Robinson, III.........  Director                  Mr. Robinson, 66, is co-founder and
RRE Ventures                                               has served as Chairman and Chief
126 E. 56th Street, 22nd Floor                             Executive Officer of RRE Investors,
New York, New York 10022                                   LLC, a private information technology
                                                           venture investment firm, since 1994 and
                                                           Chairman of Violy Byorum & Partners
                                                           Holdings, LLC, a private firm
                                                           specializing in financial advisory and
                                                           investment banking activities in Latin
                                                           America, since 1995. He has also served
                                                           as Chairman, Chief Executive Officer
                                                           and sole stockholder of J.D. Robinson
                                                           Incorporated, a strategic consulting
                                                           company, since 1993. He previously
                                                           served as Chairman and Chief Executive
                                                           Officer of American Express Company, a
                                                           financial services company, from 1977
                                                           to 1993. Mr. Robinson is a director of
                                                           Bristol-Myers Squibb Company, The
                                                           Coca-Cola Company, First Data
                                                           Corporation, Sunbeam Corporation,
                                                           ScreamingMedia Inc. and Claxson
                                                           Interactive Group Inc. Mr. Robinson is
                                                           a member of the Business Council and
                                                           the Council on Foreign Relations. He is
                                                           Honorary Co-Chairman of Memorial Sloan-
                                                           Kettering Cancer Center, an honorary
                                                           trustee of the Brookings Institution,
                                                           and Chairman Emeritus of the World
                                                           Travel and Tourism Council. Mr.
                                                           Robinson served as Co-Chairman of the
                                                           Business Roundtable and as Chairman of
                                                           the Advisory Committee on Trade Policy
                                                           and Negotiations. Mr. Robinson has
                                                           served as a Director of Novell since
                                                           2001.

                                                              PRESENT PRINCIPAL OCCUPATION AND
NAME                                     TITLE                  FIVE-YEAR EMPLOYMENT HISTORY
----                                     -----                --------------------------------
Carl J. Yankowski..............  Director                  Mr. Yankowski, 53, was the Chief
                                                           Executive Officer of Palm, Inc., a
                                                           computer software and hardware
                                                           manufacturer, and one of its directors
                                                           from December 1999 to November 2001.
                                                           From September 1998 to December 1999,
                                                           Mr. Yankowski was Executive Vice
                                                           President of Reebok International Ltd.,
                                                           a footwear and apparel company, and
                                                           President and Chief Executive Officer
                                                           of the Reebok Division. From November
                                                           1993 to January 1998, Mr. Yankowski was
                                                           President and Chief Operating Officer
                                                           of Sony Electronics Inc., a subsidiary
                                                           of the Sony Corporation and a
                                                           manufacturer of electronic devices. Mr.
                                                           Yankowski also serves as a director of
                                                           Safeguard Scientifics, Inc., and he is
                                                           a member of the board of advisors of
                                                           Boston College Business School. Mr.
                                                           Yankowski has served as a Director of
                                                           Novell since 2001.

Christopher Stone..............  Vice Chairman, Office     Mr. Stone, 45, was named to the newly
                                 of the CEO                created position of Vice Chairman,
                                                           Office of the CEO, effective March 1,
                                                           2002. In January 2000, Mr. Stone
                                                           founded Tilion, Inc., a software
                                                           company providing event management
                                                           solutions for logistics and supply
                                                           chain managers, and had served as its
                                                           President and Chief Executive Officer
                                                           until March 2002. Prior to founding
                                                           Tilion, Mr. Stone served as Novell's
                                                           Senior Vice President of Strategy from
                                                           September 1997 to October 1999. Prior
                                                           to joining Novell, Mr. Stone founded
                                                           and served as the Chief Executive
                                                           Officer of Object Management Group, a
                                                           software development standardization
                                                           group.

Ronald C. Foster...............  Senior Vice President,    Mr. Foster, 51, has served as Senior
                                 Chief Financial           Vice President and Chief Financial
                                 Officer                   Officer of Novell since July 2001. Mr.
                                                           Foster joined Novell as Vice President
                                                           and Corporate Controller in November
                                                           1998. Prior to joining Novell, Mr.
                                                           Foster served as Vice President of
                                                           Finance, Operations Controller with
                                                           Applied Materials, Inc., a manufacturer
                                                           of semiconductor fabrication equipment,
                                                           from March 1996 to October 1998.

                                                              PRESENT PRINCIPAL OCCUPATION AND
NAME                                     TITLE                  FIVE-YEAR EMPLOYMENT HISTORY
----                                     -----                --------------------------------
Alan J. Friedman...............  Senior Vice President,    Mr. Friedman, 55, became Senior Vice
                                 People                    President, People of Novell in July
                                                           2001 in connection with the Cambridge
                                                           acquisition. Mr. Friedman served as
                                                           Cambridge's Senior Vice President of
                                                           Human Resources, Enterprises Learning
                                                           and Knowledge Management from January
                                                           2000 to July 2001, and had joined
                                                           Cambridge in December 1999 as Vice
                                                           President of Learning and Knowledge
                                                           Management. Prior to joining Cambridge,
                                                           Mr. Friedman was Senior Vice President
                                                           of Human Resources for Arthur D.
                                                           Little, Inc., a consulting firm from
                                                           June 1993 to December 1999.

Joseph A. LaSala, Jr...........  Senior Vice President,    Mr. LaSala, 47, became Senior Vice
                                 General Counsel and       President, General Counsel and
                                 Secretary                 Secretary of Novell in July 2001 in
                                                           connection with the Cambridge
                                                           acquisition. From March 2000 to July
                                                           2001, Mr. LaSala served as Senior Vice
                                                           President, General Counsel and
                                                           Secretary of Cambridge. Prior to
                                                           joining Cambridge, Mr. LaSala served as
                                                           Vice President, General Counsel and
                                                           Secretary of Union Pacific Resources
                                                           Group Inc. from January 1996 to March
                                                           2000.

                                                              PRESENT PRINCIPAL OCCUPATION AND
NAME                                     TITLE                  FIVE-YEAR EMPLOYMENT HISTORY
----                                     -----                --------------------------------
Carl S. Ledbetter, Ph.D........  Senior Vice President,    Dr. Ledbetter, 53, has served as Senior
                                 Chief Technology          Vice President, Engineering and
                                 Officer                   Research and Development of Novell
                                                           since May 2000. Dr. Ledbetter joined
                                                           Novell in October 1999 as Senior Vice
                                                           President, Business and Corporate
                                                           Development. From January 1996 to
                                                           October 1999, Dr. Ledbetter served as
                                                           Chairman of the Board of Directors and
                                                           Chief Executive Officer of Hybrid
                                                           Networks, Inc., a manufacturer and
                                                           supplier of broadband access products
                                                           for wireless systems. From April 1993
                                                           to January 1996, Dr. Ledbetter served
                                                           as president of the consumer products
                                                           division of AT&T, and from October 1991
                                                           to April 1993, Dr. Ledbetter served as
                                                           the head of the PC networking division
                                                           of Sun Microsystems, a computer
                                                           manufacturer. In July 2000, Dr.
                                                           Ledbetter entered into a settlement
                                                           agreement in the form of a consent
                                                           decree with the Securities and Exchange
                                                           Commission (the "SEC") in connection
                                                           with the SEC's investigation of Hybrid
                                                           Networks, Inc. of which Dr. Ledbetter
                                                           served as Chairman, President and Chief
                                                           Executive Officer, generally concerning
                                                           alleged violations of the federal
                                                           securities laws. Without admitting or
                                                           denying any violations of the federal
                                                           securities laws, Dr. Ledbetter agreed
                                                           to pay a civil fine and entered into a
                                                           permanent injunction prohibiting him
                                                           from knowingly circumventing or failing
                                                           to implement a system of internal
                                                           accounting controls and from engaging
                                                           in violations of certain specified
                                                           reporting provisions and accounting
                                                           control provisions of the federal
                                                           securities laws.

                                                              PRESENT PRINCIPAL OCCUPATION AND
NAME                                     TITLE                  FIVE-YEAR EMPLOYMENT HISTORY
----                                     -----                --------------------------------
Ralph T. Linsalata.............  Senior Vice President,    Mr. Linsalata, 64, joined Novell as
                                 Venture Investments       Senior Vice President, Venture
                                                           Investments in July 2001 in connection
                                                           with the Cambridge acquisition. Prior
                                                           to that, Mr. Linsalata joined Cambridge
                                                           in December 1999 and served as
                                                           Executive Vice President, NEWCO
                                                           Investments. Before joining Cambridge,
                                                           Mr. Linsalata served as a senior vice
                                                           president of Hill Holliday Advertising,
                                                           Inc., an advertising agency, holding
                                                           positions as a Strategic Consultant and
                                                           Managing Director of that company's
                                                           interactive group since March 1997.
                                                           From 1994 to 1997, Mr. Linsalata served
                                                           as Chief Executive Officer of Weston
                                                           Corporate Development, Inc.

Gary F. Schuster...............  Senior Vice President,    Mr. Schuster, 60, became Senior Vice
                                 Communications            President, Communications in July 2001
                                                           in connection with the Cambridge
                                                           acquisition. From August 2000 to July
                                                           2001, Mr. Schuster was Senior Vice
                                                           President, Communications for
                                                           Cambridge. Prior to joining Cambridge,
                                                           Mr. Schuster served as Vice President
                                                           for Corporate Relations at Union
                                                           Pacific Corporation, a transportation
                                                           company, from October 1987 to August
                                                           2000.

     The name and position with Purchaser of each director and officer of Purchaser are set forth below. The business address, Novell principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

NAME                                                                       TITLE
----                                                       --------------------------------------
Jack L. Messman..........................................  President, Treasurer and Director
Joseph A. LaSala, Jr.....................................  Vice President, Secretary and Director

                                  SCHEDULE II

             SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW --
                              RIGHTS OF APPRAISAL

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          SILVERSTREAM SOFTWARE, INC.
                                       AT
                              $9.00 NET PER SHARE
                                       BY
                              DELAWARE PLANET INC.
                          A WHOLLY-OWNED SUBSIDIARY OF
                                  NOVELL, INC.

     The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:
                        THE DEPOSITARY FOR THE OFFER IS:
                          MELLON INVESTOR SERVICES LLC

             BY MAIL:                           BY HAND:                    BY OVERNIGHT COURIER:
          P.O. Box 3301                 120 Broadway, 13th Floor              85 Challenger Road
South Hackensack, New Jersey 07606      New York, New York 10271               Mail Stop-Reorg
                                                                      Ridgefield Park, New Jersey 07660
                                                                       Attn: Reorganization Department
                                             BY FACSIMILE:
                                             (201) 296-4293
                                         Confirm by Telephone:
                                             (201) 296-4860

     If you have any questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
                    THE INFORMATION AGENT FOR THE OFFER IS:

                                [INNISFREE LOGO]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                    All Others Call Toll-Free (877) 456-3427
                      THE DEALER MANAGER FOR THE OFFER IS:

                              SALOMON SMITH BARNEY
                              388 Greenwich Street
                            New York, New York 10013
                         Call Toll-Free: (877) 446-1850